Exhibit 99.1

Oct. 28, 2004

Media:	John Sousa or David Byford

(713) 767-5800

Analysts:	Peter Wilt, Norelle Lundy or Hillarie Bloxom

(713) 507-6466

DYNEGY ANNOUNCES THIRD QUARTER 2004 RESULTS

•	Natural Gas Liquids results up sharply due to higher energy prices, margins and volumes

•	Power Generation operational results comparable year-over-year despite milder than normal weather

•	Sale of Illinois Power completed on September 30

•	Total debt reduced by $2.1 billion during third quarter

•	Liquidity remains strong at $1.5 billion

•	2004 basic earnings per share guidance estimate raised to a range of $0.20 to $0.25, up from the previous range of $0.03 to $0.08

HOUSTON (Oct. 28, 2004) – Dynegy Inc. (NYSE: DYN) today reported net income of $78 million and $0.16 per diluted share for the third quarter 2004, compared to net income of $5 million and diluted earnings per share of $2.65 for the third quarter 2003. The diluted earnings per share in the third quarter 2003 included a dividend gain of $1.2 billion, or $2.64 per share, related to the restructuring of the company’s Series B preferred stock. Factors contributing to the year-over-year increase in net income included significantly higher crude oil, natural gas and natural gas liquids prices, an increase in fractionation spreads and volumes, continued strong operational performance resulting from asset availability, and a continuing emphasis on cost efficiency.

“Our performance in the third quarter demonstrates the competitive advantages and upside potential embedded in our energy businesses,” said Bruce A. Williamson, Chairman, President and Chief Executive Officer of Dynegy Inc. “This strong

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operational performance enables us to capture upside when it is available in the market at different points in the overall gas and power demand and pricing cycles.

“Our Natural Gas Liquids business continued its exceptional performance in the third quarter due to the relationship between liquids prices and crude oil and a contract structure that allows us to capitalize on higher prices, frac spreads and margins,” Williamson added. “In our Power Generation business, several of our baseload generation facilities ran at near-record levels, contributing to higher year-to-date volumes for Power Generation compared to the previous period. Together, Natural Gas Liquids and Power Generation provide our investors with a unique value proposition with near-term and longer-term value potential.”

Quarter-Over-Quarter Comparison

A comparison of the company’s third quarter 2004 and third quarter 2003 results is contained in the table below (in millions of dollars, except per share amounts):

	3Q 2004	3Q 2003
Income from continuing operations	$110	$7
Income tax expense Tax	(30)	(3)
Income (loss) from discontinued operations, net of taxes	(2)	1

Net income	78	5
Preferred stock dividends (gain)	6	(1,183)

Net income available to common stockholders	$72	$1,188

Basic earnings per share	$0.19	$3.17
Diluted earnings per share	$0.16	$2.65

Included in net income for the third quarter 2004 (above) were the following significant after-tax items:

•	$47 million gain related to the sale of Dynegy’s interest in the Joppa power generation facility;

•	$9 million gain related to the sale of Dynegy’s interest in the Oyster Creek power generation facility;

•	$28 million impairment related to Dynegy’s interest in West Coast Power;

•	$15 million charge related to the loss on the sale of Dynegy’s Regulated Energy Business; and

•	$13 million benefit primarily related to the release of a deferred tax valuation allowance related to anticipated gains on asset sales.

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Quarterly Business Segment Results

Following are business segment financial results compared to the third quarter 2003:

Power Generation

Earnings before interest, taxes and depreciation and amortization (EBITDA) from the Power Generation business was $220 million for the third quarter 2004, compared to $177 million for the third quarter 2003. These results included gains on the previously announced sales of Dynegy’s interests in the Joppa and Oyster Creek power generation facilities, partially offset by a $45 million impairment taken on Dynegy’s interest in West Coast Power. Excluding these unusual items, EBITDA for this business was comparable to 2003 operational results. This segment produced slightly less electricity in the third quarter 2004 compared to 2003. However, this was primarily a result of the company’s declining receipts of Colorado coal at its Havana power generation facility in Illinois, in anticipation of the conversion to lower-cost, lower-emission Powder River Basin coal. The company expects to complete the Havana conversion in early 2005. In addition, third quarter production at the Roseton station in New York was curtailed as the price of fuel oil rose. Notwithstanding this reduction, the Roseton facility has produced 3.2 million megawatt hours of electricity during the first nine months of 2004, surpassing the entire volumetric output for the plant in 2003. Excluding the reductions caused by the pending fuel switch at Havana, volumes were comparable year-over-year.

For the nine months ended Sept. 30, 2004, cash flow from operations was $351 million, while capital expenditures were $78 million. After including proceeds from asset sales of $245 million, free cash flow for the Power Generation segment was $518 million.

Natural Gas Liquids

EBITDA from the Natural Gas Liquids business was $91 million for the third-quarter 2004, compared to $48 million for the third quarter 2003. The 90 percent

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increase in EBITDA quarter-over-quarter was the result of much higher commodity prices, fractionation spreads, volumes and margins compared to the third quarter 2003. The average natural gas price of $5.76 per million British thermal units represented a 16 percent increase compared to the third quarter 2003. The average crude oil price of $42.22 per barrel was 39 percent higher than the third quarter 2003, while the average natural gas liquids price of $0.75 per gallon was 47 percent higher than the third quarter 2003. The fractionation spread that resulted from the widening price gap between crude oil and natural gas was sufficient to support full liquids recovery and produced strong utilization of Dynegy and third-party processing facilities, including the company’s straddle plants located on the Louisiana Gulf Coast.

Fractionation volumes of 257.2 thousand barrels per day (MBbls/d) for the third quarter 2004 were higher than the 186.8 MBbls/d for the third quarter 2003 due to increased liquids recovery industry-wide.

For the nine months ended Sept. 30, 2004, cash flow from operations was $194 million, while capital expenditures were $41 million. After including $65 million in proceeds from asset sales, free cash flow for the Natural Gas Liquids segment was $218 million.

Regulated Energy Delivery

As previously announced, the sale of Dynegy’s Regulated Energy Delivery business to Ameren was completed during the third quarter 2004 ahead of schedule. The completion of this transaction eliminated $1.8 billion of Illinois Power debt and delivered additional cash proceeds to the company.

EBITDA from the Regulated Energy Delivery business totaled $85 million for the third quarter 2004, compared to $94 million for the third quarter 2003. Third quarter 2004 EBITDA included a $24 million charge related to a loss on the sale of Illinois Power. Because Illinois Power’s assets were classified as “held for sale” in accordance with GAAP, Dynegy suspended depreciation on its Regulated Energy Delivery assets in the first quarter 2004. The third quarter 2004 results do not include any depreciation compared to the $30 million of depreciation recognized for the third quarter 2003.

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As a result of the milder than normal summer weather, the segment delivered total electricity of 5.051 billion kilowatt-hours for the third quarter 2004, compared to 5.282 billion kilowatt-hours for the third quarter 2003. Total natural gas delivered for the period was 88 million therms, compared to 92 million therms for the third quarter 2003.

For the nine months ended Sept. 30, 2004, cash flow from operations was $213 million, excluding intercompany payments to and from Dynegy, with capital expenditures of $92 million and proceeds from asset sales of $217 million. The result was free cash flow for the Regulated Energy Delivery segment of $338 million.

Customer Risk Management

Loss before interest, taxes and depreciation and amortization from the Customer Risk Management business totaled $36 million for the third quarter 2004, compared to a $30 million loss before interest, taxes and depreciation and amortization for the third quarter 2003. The loss in the third quarter 2004 primarily included capacity payments related to the company’s four remaining tolling arrangements, partially offset by revenues related to these arrangements.

The company’s Customer Risk Management business, including obligations associated with its remaining power tolling arrangements and gas transport arrangements, will continue to have a negative effect on its consolidated results of operations and cash flows until the related obligations have been satisfied or restructured. The company continues to pursue opportunities to terminate or restructure its obligations related to its long-term tolling arrangements.

Corporate and Other

In Corporate and Other, which consists primarily of general and administrative expenses, the company recorded a $47 million loss before interest, taxes and depreciation and amortization for the third quarter 2004, compared to a $28 million loss before interest, taxes and depreciation and amortization for the third quarter 2003. The increased loss in 2004 related to increased legal charges incurred in 2004, as well as the reversal of a legal reserve in 2003.

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The company’s interest expense decreased to $125 million for the third quarter 2004 from $145 million for the third quarter 2003 primarily as a result of $20 million in deferred financing costs recognized in 2003, which were expensed as a result of the company’s August 2003 refinancing.

The 2004 tax expense from continuing operations of $30 million includes a $13 million benefit primarily related to the release of a deferred tax valuation allowance related to anticipated gains on asset sales. After adjusting for this item, the effective tax rate for the third quarter 2004 was 39 percent. The 2003 tax expense from continuing operations was $3 million, which reflects a 43 percent effective tax rate.

The $6 million preferred stock dividend recognized in the third quarter 2004 is related to the company’s Series C preferred stock, which accumulates dividends at an annual rate of 5.5 percent. During the third quarter 2003, the restructuring of the Series B preferred stock previously held by a ChevronTexaco subsidiary resulted in the recognition of a $1.2 billion benefit, net of accreted dividends.

Liquidity

As of Sept. 30, 2004, Dynegy’s liquidity was approximately $1.5 billion. This consisted of $926 million in cash on hand and $582 million in unused availability under the company’s $700 million revolving bank credit facility.

The increase in cash on hand compared to June 30, 2004 is attributable to proceeds from the sale of Illinois Power partially offset by the payment of debt maturities.

To date, the revolving credit facility has been used exclusively to support the issuance of letters of credit. Accordingly, as of Sept. 30, there were no borrowings outstanding under this facility. Total collateral posted as of Sept. 30, 2004, including cash and letters of credit, was approximately $486 million, up $4 million since Dec. 31, 2003.

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Cash Flow

Cash flow from operations, including working capital changes, totaled $120 million for the nine months ended Sept. 30, 2004. This consisted of $758 million from the Power Generation, Natural Gas Liquids and Regulated Energy Delivery businesses, primarily due to positive earnings for the period, as well as seasonal changes in working capital, partially offset by increased cash collateral posted in lieu of letters of credit. Cash outflows of $179 million from the Customer Risk Management business primarily resulted from capacity payments that exceeded realized margins on the company’s power tolling arrangements. An additional $459 million in cash outflows related to interest payments and general and administrative expenses.

Cash flow from investing activities for the nine months ended Sept. 30, 2004 totaled $306 million. This consisted of $221 million in capital expenditures in the company’s operating businesses, offset by more than $527 million in proceeds from asset sales. As previously noted, major asset sales during the third quarter 2004 included Illinois Power and the company’s interest in the Joppa and Oyster Creek power generation facilities.

For the nine months ended Sept. 30, 2004, Dynegy’s free cash flow was $426 million, which consisted of cash flows from operations, plus cash flows from investing activities.

2004 Earnings Guidance Estimate

With today’s announcement of third quarter 2004 earnings, management is revising its 2004 earnings and EBITDA guidance estimates last updated on July 28, 2004. The new guidance estimate is a range of $0.20 to $0.25 per basic share, increased from the previous guidance estimate range of $0.03 to $0.08 per basic share. Management’s decision to raise guidance estimates for 2004 is primarily based on increases that have been realized and are forecast in commodity prices, spreads, margins and volumes, which have benefited the company’s Natural Gas Liquids business and some improvements in volumes, prices and costs benefiting the Power Generation business. The increased EBITDA from these two businesses more than offset the loss of fourth quarter EBITDA

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associated with the closing of the sale of Illinois Power at the end of the third quarter. In addition to these changes in EBITDA, the company is also revising its estimate of interest expense to $485 million from $520 million due to the early elimination of debt associated with Illinois Power.

The company is also raising its estimate of free cash flow for 2004 to $345 to $375 million, up from $275 to $325 million announced on July 28. Factors influencing management’s decision to raise free cash flow estimates include the previously mentioned increases in commodity prices and volumes that have benefited the company’s Natural Gas Liquids business, reduced interest expenses that have been realized through the sale of Illinois Power and reduced costs due to operational savings. These cash flow benefits more than offset a rise in overall collateral requirements driven by higher commodity prices.

Restatements

On Sept. 22, 2004, Dynegy filed a Form 8-K announcing that previously issued financial statements contained in its 2003 Form 10-K, as amended, and first and second quarter 2004 Form 10-Qs should not be relied upon and would be restated to reflect adjustments related to the company’s previously disclosed goodwill impairment charge associated with the pending sale of Illinois Power and its deferred income tax accounts.

The aggregate effect of the adjustment related to the company’s previously disclosed goodwill impairment charge on Dynegy’s net income for the nine months ended Sept. 30, 2004, as shown in the attached schedule, “Quantification of Effects of Restatement Item,” is a reduction in net income of $6 million.

The adjustment quantified in this news release does not reflect the deferred income tax accounts adjustments. As discussed in the Form 8-K, and as previously disclosed in the company’s second quarter 2004 Form 10-Q, Dynegy is currently engaged in an evaluation of its tax accounting and reconciliation controls and processes, including an income tax review initiative. Through this initiative, the company has also determined that adjustments related to its deferred income tax accounts in periods prior to 2004 may be required. As the company has not completed its analysis of all deferred income tax

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items, it is currently unable to determine the amount of the adjustments and the periods affected with certainty. However, Dynegy does anticipate, based on its ongoing review of these tax items, that these adjustments will reduce the company’s deferred tax liability reflected on the balance sheet. The company is working to complete this review as expeditiously as possible. As a result of this review, there may be further adjustments reflected in Dynegy’s financial statements, which are in addition to the known adjustment described above and which could be material.

Investor Conference Call/Web Cast

Dynegy will discuss its third quarter results during an investor conference call and web cast today at 9 a.m. ET/8 a.m. CT. Participants may access the web cast and the related presentation materials on the “News & Financials” section of www.dynegy.com.

Analyst Day

Dynegy will host an analyst day on Dec. 8, 2004 in New York City to provide information on Dynegy’s operations, earnings and cash flow guidance for 2005 and the company’s expected longer-term business prospects. In order for all interested investors to have an opportunity to listen to the presentations, Dynegy will web cast the event with the related presentation materials on the “News & Financials” section of www.dynegy.com, as well as make the materials available for replay at a later time.

About Dynegy Inc.

Dynegy Inc. provides electricity, natural gas and natural gas liquids to customers throughout the United States. Through its energy businesses, the company owns and operates a diverse portfolio of assets, including power plants totaling 11,885 megawatts of net generating capacity and gas processing plants that process approximately 1.8 billion cubic feet of natural gas per day.

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements concerning the ongoing effects of Dynegy’s customer risk management business, the impact of any deferred income tax adjustments to be recorded in connection with the restatements and Dynegy’s estimated financial results for 2004. Historically, Dynegy’s performance has deviated, in some cases materially, from its earnings and cash flow targets, and Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. While Dynegy would expect to update these targets on a quarterly basis, it does not intend to update these targets during any quarter because definitive information regarding its quarterly financial results is not available until after the books for the quarter have been closed. Accordingly, Dynegy expects to provide updates only after it has closed the books and reported the results for a particular quarter, or otherwise as may be required by applicable law.

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Some of the key factors that could cause actual results to vary materially from those targeted, expected or implied include: changes in commodity prices, particularly for power, natural gas and natural gas liquids; the effects of competition on Dynegy’s results of operations; the effects of weather on Dynegy’s asset-based businesses and the demand for their products and services; Dynegy’s ability to successfully complete its exit from the customer risk management business and the costs associated with this exit; Dynegy’s ability to successfully consummate the disposition of non-strategic assets that have been identified on the terms and in the timeframes anticipated; Dynegy’s ability to operate its businesses efficiently and within the confines of the company’s reduced capital spending program; Dynegy’s ability to address its substantial leverage; the condition of the capital markets generally and Dynegy’s ability to access the capital markets as and when needed; increased interest costs associated with Dynegy’s refinancing transactions completed in 2003; operational factors affecting Dynegy’s assets, including blackouts or other unscheduled outages; Dynegy’s ability to achieve the cost savings targets associated with its ongoing initiatives; and uncertainties regarding environmental regulations and litigation and other legal or regulatory developments affecting Dynegy’s businesses, including litigation relating to the western power and natural gas markets, shareholder claims and master netting agreement matters. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended Dec. 31, 2003, as amended, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 and its Form 8-K, filed on Sept. 22, 2004, which are available free of charge on the SEC’s web site at http://www.sec.gov. Dynegy expressly disclaims any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law.

INTRODUCTORY NOTE

On Sept. 22, 2004, Dynegy filed a Current Report on Form 8-K with the SEC announcing restatements of its previously issued financial statements contained in its 2003 Form 10-K, as amended, and first and second quarter 2004 Form 10-Qs (the “Form 8-K”). The restatements relate to the company’s previously disclosed goodwill impairment charge associated with the sale of Illinois Power Company and its deferred income tax accounts.

The previously disclosed $242 million goodwill impairment, which was taken by Dynegy to reflect the fair value of Illinois Power, was originally recorded in the fourth quarter 2003. Recently, while preparing to record the Illinois Power sale, the company identified a deferred tax asset that was excluded from its fourth quarter 2003 impairment analysis. Dynegy’s exclusion of this asset understated the net book value of the assets and, as a result, understated the impairment that had been recorded in the fourth quarter 2003. The company, in consultation with its independent auditors, PricewaterhouseCoopers, concluded that an additional after-tax impairment charge of $259 million should have been reflected in the fourth quarter 2003, and additional after-tax impairments of $4 million and $2 million should have been reflected in the first and second quarters of 2004, respectively. The aggregate effect of this restatement on Dynegy’s net income for the nine months ended Sept. 30, 2004, as shown in the attached schedule, “Quantification of Effects of Restatement Item,” is a reduction in net income of $6 million.

Please read the accompanying financial statement schedules and the notes thereto, including the schedule entitled “Quantification of Effects of Restatement Item” for further discussion of this restatement item and its respective impact on the company’s financial results for the periods presented.

The adjustment quantified in this press release does not reflect the deferred income tax accounts adjustments. As discussed in the Form 8-K, and as previously disclosed in the company’s second quarter 2004 Form 10-Q, Dynegy is currently engaged in an

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evaluation of its tax accounting and reconciliation controls and processes, including an income tax review initiative. Through this initiative, the company has also determined that adjustments related to its deferred income tax accounts in periods prior to 2004 may be required. As the company has not completed its analysis of all deferred income tax items, it is currently unable to determine the amount of the adjustments and the periods affected with certainty. However, Dynegy does anticipate, based on its ongoing review of these tax items, that these adjustments will reduce the company’s deferred tax liability reflected on the balance sheet. The company is working to complete this review as expeditiously as possible. As a result of this review, there may be further adjustments reflected in Dynegy’s financial statements, which are in addition to the known adjustment described above and which could be material.

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DYNEGY INC.

REPORTED UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1)

(IN MILLIONS, EXCEPT PER SHARE DATA)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues	$1,650	$1,385	$4,747	$4,331
Cost of sales, exclusive of depreciation shown separately below	(1,327)	(1,095)	(3,803)	(3,822)
Depreciation and amortization expense	(79)	(109)	(249)	(340)
Impairment and other charges (2)	(2)	(1)	(83)	6
Gain (loss) on sale of assets, net	(24)	—	14	15
General and administrative expenses	(79)	(79)	(247)	(276)

Operating income (loss)	139	101	379	(86)
Earnings from unconsolidated investments	102	51	194	142
Interest expense	(125)	(145)	(402)	(364)
Accumulated distributions associated with trust preferred securities	—	—	—	(8)
Other income and expense, net	(6)	—	(9)	20

Income (loss) from continuing operations before income taxes	110	7	162	(296)
Income tax benefit (expense) (2)	(30)	(3)	1	109

Income (loss) from continuing operations	80	4	163	(187)
Income (loss) from discontinued operations, net of tax	(2)	1	(7)	(6)
Cumulative effect of change in accounting principles, net of tax	—	—	—	55

Net income (loss)	$78	$5	$156	$(138)

Less: Preferred stock dividends (gain)	6	(1,183)	17	(1,018)

Net income applicable to common stockholders	$72	$1,188	$139	$880

Earnings before interest, taxes, and depreciation and amortization (EBITDA) (3)	$313	$261	$834	$479
Basic earnings per share:
Income from continuing operations (4)	$0.20	$3.17	$0.39	$2.23
Income (loss) from discontinued operations	(0.01)	0.00	(0.02)	(0.02)
Cumulative effect of change in accounting principles	—	—	—	0.15

Basic earnings per share	$0.19	$3.17	$0.37	$2.36

Diluted earnings per share:
Income from continuing operations (4)	$0.16	$2.65	$0.33	$2.10
Income (loss) from discontinued operations	(0.00)	0.00	(0.01)	(0.02)
Cumulative effect of change in accounting principles	—	—	—	0.13

Diluted earnings per share	$0.16	$2.65	$0.32	$2.21

Basic shares outstanding	379	375	378	373
Diluted shares outstanding	504	464	503	397

(1)	Financial results for the periods presented reflect the known effects of the restatement items described in the Introductory Note. Please read the Introductory Note and the other financial statement schedules accompanying this press release, including the notes thereto, for additional discussion regarding these restatements.

(2)	Includes approximately $26 million in additional pre-tax expense and $20 million in reduced income tax expense for the nine months ended September 30, 2004 relating to the Company's restatement of its impairment charge associated with its sale of Illinois Power.

(3)	EBITDA is a non-GAAP financial measure. EBITDA consists of Operating income (loss) plus Depreciation and amortization expense; Earnings from unconsolidated investments; Accumulated distributions associated with trust preferred securities; Other income and expense, net; Income (loss) from discontinued operations (pre-tax) and Cumulative effect of change in accounting principles (pre-tax). Management and some members of the investment community utilize EBITDA to measure financial performance on an ongoing basis. However, EBITDA should not be used in lieu of GAAP measures such as net income and cash flow from operations. A reconciliation of EBITDA to Operating income (loss) and Net income (loss) for the periods presented is included below.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Operating income (loss)	$139	$101	$379	$(86)
Add: Depreciation and amortization expense, a component of operating income (loss)	79	109	249	340
Earnings from unconsolidated investments	102	51	194	142
Accumulated distributions associated with trust preferred securities	—	—	—	(8)
Other income and expense, net	(6)	—	(9)	20
Income (loss) from discontinued operations, pre-tax	(1)	—	21	(16)
Cumulative effect of change in accounting principles, pre-tax	—	—	—	87

Earnings before interest, taxes, and depreciation and amortization (EBITDA)	313	261	834	479
Less: Depreciation and amortization expense, a component of operating income (loss)	(79)	(109)	(249)	(340)
Interest expense	(125)	(145)	(402)	(364)
Income tax benefit (expense) from continuing operations	(30)	(3)	1	109
Income tax benefit (expense) from discontinued operations	(1)	1	(28)	10
Income tax expense on cumulative effect of change in accounting principles	—	—	—	(32)

Net income (loss)	$78	$5	$156	$(138)

(4)	See "Reported Unaudited Basic and Diluted Earnings Per Share From Continuing Operations" for a reconciliation of basic earnings per share from continuing operations to diluted earnings per share from continuing operations.

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DYNEGY INC.

REPORTED UNAUDITED BASIC AND DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS (1)

(IN MILLIONS, EXCEPT PER SHARE DATA)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Income (loss) from continuing operations	$80	$4	$163	$(187)
Less: convertible preferred stock dividends (gain)	6	(1,183)	17	(1,018)

Income from continuing operations for basic earnings per share	74	1,187	146	831
Effect of dilutive securities:
Interest on convertible subordinated debentures	2	1	5	1
Dividends on Series C convertible preferred stock	6	3	17	3
Dividends on Series B convertible preferred stock (2)	—	38	—	—

Income from continuing operations for diluted earnings per share	$82	$1,229	$168	$835

Basic weighted-average shares	379	375	378	373
Effect of dilutive securities:
Stock options and restricted stock	2	2	2	2
Convertible subordinated debentures	54	28	54	9
Series C convertible preferred stock	69	37	69	13
Series B convertible preferred stock (2)	—	22	—	—

Diluted weighted-average shares	504	464	503	397

Earnings per share from continuing operations:
Basic	$0.20	$3.17	$0.39	$2.23

Diluted	$0.16	$2.65	$0.33	$2.10

(1)	Financial results for the periods presented reflect the known effects of the restatement items described in the Introductory Note. Please read the Introductory Note and the other financial statement schedules accompanying this press release, including the notes thereto, for additional discussion regarding these restatements.

(2)	The diluted shares for the nine months ended September 30, 2003 do not include the effect of the preferential conversion to Class B common stock of the Series B convertible preferred stock held by a ChevronTexaco subsidiary, as such inclusion would be anti-dilutive.

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DYNEGY INC.

REPORTED SEGMENTED RESULTS OF OPERATIONS

(UNAUDITED) (IN MILLIONS)

	Three Months Ended September 30, 2004
	GEN	NGL	REG	CRM	OTHER	Total
Generation	$71					$71
Natural Gas Liquids
Upstream		$48				48
Downstream		24				24
Regulated Energy Delivery			$83			83
Customer Risk Management				$(32)		(32)
Other					$(55)	(55)

Operating income (loss)	71	72	83	(32)	(55)	$139
Earnings from unconsolidated investments	99	3	—	—	—	102
Other items, net	—	(6)	2	(3)	1	(6)
Income (loss) from discontinued operations, pre-tax	—	1	—	(2)	—	(1)

	170	70	85	(37)	(54)	234
Add: Depreciation and amortization expense, a component of operating income (loss)	50	21	—	1	7	79

Earnings (loss) before interest, taxes, and depreciation and amortization (EBITDA) (1)	$220	$91	$85	$(36)	$(47)	$313
Less: Depreciation and amortization expense, a component of operating income (loss)						(79)
Interest expense						(125)

Pre-tax income						109
Income tax expense						(31)

Net income						$78

	Three Months Ended September 30, 2003
	GEN	NGL	REG	CRM	OTHER	Total
Generation	$77					$77
Natural Gas Liquids
Upstream		$31				31
Downstream		—				—
Regulated Energy Delivery			$64			64
Customer Risk Management				$(26)		(26)
Other					$(45)	(45)

Operating income (loss)	77	31	64	(26)	(45)	$101
Earnings (losses) from unconsolidated investments	51	2	—	(2)	—	51
Other items, net	1	(2)	—	4	(3)	—
Income (loss) from discontinued operations, pre-tax	—	(2)	—	(6)	8	—

	129	29	64	(30)	(40)	152
Add: Depreciation and amortization expense, a component of operating income (loss)	48	19	30	—	12	109

Earnings (loss) before interest, taxes, and depreciation and amortization (EBITDA) (1)	$177	$48	$94	$(30)	$(28)	$261
Less: Depreciation and amortization expense, a component of operating income (loss)						(109)
Interest expense						(145)

Pre-tax income						7
Income tax expense						(2)

Net income						$5

(1)	See Note (1) to "Reported Unaudited Condensed Consolidated Statements of Operations." EBITDA is a non-GAAP financial measure. EBITDA consists of Operating income (loss) plus Depreciation and amortization expense; Earnings (losses) from unconsolidated investments; Accumulated distributions associated with trust preferred securities; Other income and expense, net; Income (loss) from discontinued operations (pre-tax) and Cumulative effect of change in accounting principles (pre-tax). Management and some members of the investment community utilize EBITDA to measure financial performance on an ongoing basis. However, EBITDA should not be used in lieu of GAAP measures such as net income and cash flow from operations.

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DYNEGY INC.

REPORTED SEGMENTED RESULTS OF OPERATIONS (1)

(UNAUDITED) (IN MILLIONS)

	Nine Months Ended September 30, 2004
	GEN	NGL	REG	CRM	OTHER	Total
Generation	$159					$159
Natural Gas Liquids
Upstream		$142				142
Downstream		72				72
Regulated Energy Delivery			$158			158
Customer Risk Management				$45		45
Other					$(197)	(197)

Operating income (loss)	159	214	158	45	(197)	$379
Earnings from unconsolidated investments	187	7	—	—		194
Other items, net	—	(15)	3	(1)	4	(9)
Income from discontinued operations, pre-tax	—	1	—	17	3	21

	346	207	161	61	(190)	585
Add: Depreciation and amortization expense, a component of operating income (loss)	145	66	10	1	27	249

Earnings (loss) before interest, taxes, and depreciation and amortization (EBITDA) (2)	$491	$273	$171	$62	$(163)	$834
Less: Depreciation and amortization expense, a component of operating income (loss)						(249)
Interest expense						(402)

Pre-tax income						183
Income tax expense						(27)

Net income						$156

	Nine Months Ended September 30, 2003
	GEN	NGL	REG	CRM	OTHER	Total
Generation	$176					$176
Natural Gas Liquids
Upstream		$86				86
Downstream		35				35
Regulated Energy Delivery			$158			158
Customer Risk Management				$(348)		(348)
Other					$(193)	(193)

Operating income (loss)	176	121	158	(348)	(193)	$(86)
Earnings from unconsolidated investments	135	7	—	—	—	142
Other items, net	4	(12)	—	27	(7)	12
Income (loss) from discontinued operations, pre-tax	—	(3)	—	(17)	4	(16)
Cumulative effect of change in accounting principles, pre-tax	47	—	(3)	43	—	87

	362	113	155	(295)	(196)	139
Add: Depreciation and amortization expense, a component of operating income (loss)	138	60	91	1	50	340

Earnings (loss) before interest, taxes, and depreciation and amortization (EBITDA) (2)	$500	$173	$246	$(294)	$(146)	$479
Less: Depreciation and amortization expense, a component of operating income (loss)						(340)
Interest expense						(364)

Pre-tax loss						(225)
Income tax benefit						87

Net loss						$(138)

(1)	Financial results for the periods presented reflect the known effects of the restatement items described in the Introductory Note. Please read the Introductory Note and the other financial statement schedules accompanying this press release, including the notes thereto, for additional discussion regarding these restatements.

(2)	See Note (1) to "Reported Unaudited Condensed Consolidated Statements of Operations." EBITDA is a non-GAAP financial measure. EBITDA consists of Operating income (loss) plus Depreciation and amortization expense; Earnings from unconsolidated investments; Accumulated distributions associated with trust preferred securities; Other income and expense, net; Income (loss) from discontinued operations (pre-tax) and Cumulative effect of change in accounting principles (pre-tax). Management and some members of the investment community utilize EBITDA to measure financial performance on an ongoing basis. However, EBITDA should not be used in lieu of GAAP measures such as net income and cash flow from operations.

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DYNEGY INC.

SIGNIFICANT ITEMS

(UNAUDITED) (IN MILLIONS)

	Three Months Ended September 30, 2004
	GEN	NGL	REG	CRM	OTHER	Total
Impairment of West Coast Power (1)	$(45)	$—	$—	$—	$—	$(45)
Loss on sale of Illinois Power (2)	—	—	(24)	—	—	(24)
Gain on sale of Joppa (3)	75	—	—	—	—	75
Gain on sale of Oyster Creek (4)	15	—	—	—	—	15
Taxes (5)	—	—	—	—	13	13

Total	$45	$—	$(24)	$—	$13	$34

	Three Months Ended September 30, 2003
	GEN	NGL	REG	CRM	OTHER	Total
Acceleration of financing costs (6)	—	—	—	—	(20)	(20)

Total	$—	$—	$—	$—	$(20)	$(20)

(1)	We recognized a pre-tax charge of approximately $45 million ($28 million after-tax) related to an impairment of our investment in West Coast Power. This charge is included in Earnings from unconsolidated investments.

(2)	We recognized a pre-tax loss of approximately $24 million ($15 million after-tax) related to the sale of Illinois Power. This charge is included in Gain (loss) on sale of assets, net.

(3)	We recognized a pre-tax gain of approximately $75 million ($47 million after-tax) on the sale of our interest in the Joppa power generation facility. This gain is included in Earnings from unconsolidated investments.

(4)	We recognized a pre-tax gain of approximately $15 million ($9 million after-tax) on the sale of our interest in the Oyster Creek cogeneration facility. This gain is included in Earnings from unconsolidated investments.

(5)	We recognized a net income tax benefit of approximately $13 million primarily related to the release of a deferred tax valuation allowance related to anticipated gains on asset sales.

(6)	We recognized a pre-tax charge of approximately $20 million ($13 million after-tax) related to the acceleration of unamortized financing costs and the settlement value of the associated interest rate hedge instruments as part of our August 2003 refinancing. This charge is included in Interest expense.

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DYNEGY INC.

SIGNIFICANT ITEMS

(UNAUDITED) (IN MILLIONS)

	Nine Months Ended September 30, 2004
	GEN	NGL	REG	CRM	OTHER	Total
Discontinued operations (1)	$—	$1	$—	$17	$3	$21
Legal and settlement charges (2)	2	2	(1)	—	(57)	(54)
Impairment of Illinois Power (3)	—	—	(54)	—	—	(54)
Impairment of West Coast Power (4)	(45)	—	—	—	—	(45)
Loss on sale of Illinois Power (5)	—	—	(39)	—	—	(39)
Acceleration of financing costs (6)	—	—	—	—	(14)	(14)
Gas transportation contracts (7)	—	—	—	88	—	88
Gain on sale of Joppa (8)	75	—	—	—	—	75
Taxes (9)	—	—	—	—	43	43
Gain on sale of Indian Basin (10)	—	36	—	—	—	36
Gain on sale of Hackberry LNG (11)	—	17	—	—	—	17
Gain on sale of Oyster Creek (12)	15	—	—	—	—	15

Total	$47	$56	$(94)	$105	$(25)	$89

	Nine Months Ended September 30, 2003
	GEN	NGL	REG	CRM	OTHER	Total
Discontinued operations (13)	$—	$(3)	$—	$(17)	$4	$(16)
Southern Power settlement (14)	—	—	—	(133)	—	(133)
Sithe power tolling contract (15)	—	—	—	(125)	—	(125)
Legal charges (16)	—	—	—	—	(50)	(50)
Kroger settlement (17)	—	—	—	(30)	—	(30)
Acceleration of financing costs (18)	—	—	—	—	(24)	(24)
Gain on sale of Hackberry LNG (19)	—	10	—	2	—	12
Cumulative effect of change in accounting principles (20)	47	—	(3)	43	—	87

Total	$47	$7	$(3)	$(260)	$(70)	$(279)

(1)	We recognized a pre-tax gain of approximately $21 million related to discontinued operations. The gain consists primarily of a $17 million pre-tax gain on our UK CRM business and a $3 million pre-tax gain associated with our communications business.

(2)	We recognized a pre-tax loss of approximately $54 million ($34 million after-tax) related to legal and settlement charges. The loss is primarily included in General and administrative expenses and Impairment and other charges.

(3)	We recognized a pre-tax charge of approximately $54 million ($34 million after-tax) relating to the impairment of Illinois Power. This loss is included in Impairment and other charges.

(4)	We recognized a pre-tax charge of approximately $45 million ($28 million after-tax) related to an impairment of our investment in West Coast Power. This charge is included in Earnings from unconsolidated investments.

(5)	We recognized a pre-tax loss of approximately $39 million ($24 million after-tax) related to the sale of Illinois Power. The loss is included in Gain (loss) on sale of assets, net.

(6)	We recognized a pre-tax charge of approximately $14 million ($9 million after-tax) related to the acceleration of debt issuance costs associated with our former $1.1 billion revolving credit facility that was replaced in May 2004 with a $700 million revolving credit facility and $600 million term loan. This charge is included in Interest expense.

(7)	We recognized a pre-tax gain of approximately $88 million ($55 million after-tax) related to our exit from four long-term natural gas transportation contracts. This gain is included in Revenues.

(8)	We recognized a pre-tax gain of approximately $75 million ($47 million after-tax) on the sale of our interest in the Joppa power generation facility. This gain is included in Earnings from unconsolidated investments.

(9)	We recognized a net income tax benefit of approximately $43 million for the release of a deferred tax capital loss valuation allowance related to anticipated gains on asset sales offset by charges resulting from the conclusion of prior year tax audits. A benefit of $63 million is included in Income tax benefit (expense), partially offset by a $20 million charge in Loss from discontinued operations.

(10)	We recognized a pre-tax gain of approximately $36 million ($24 million after-tax) on the sale of our interest in the Indian Basin gas processing plant. This gain is included in Gain (loss) on sale of assets, net.

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(11)	We recognized a pre-tax gain of approximately $17 million ($11 million after-tax) on the sale of our remaining financial interest in the Hackberry LNG project. The gain is included in Gain (loss) on sale of assets, net.

(12)	We recognized a pre-tax gain of approximately $15 million ($9 million after-tax) on the sale of our interest in the Oyster Creek cogeneration facility. This gain is included in Earnings from unconsolidated investments.

(13)	We recognized a pre-tax loss of approximately $16 million ($6 million after-tax) related to discontinued operations.

(14)	We recognized a pre-tax loss of approximately $133 million ($84 million after-tax) related to the settlement of three power tolling arrangements with Southern Power for $155 million. This loss is included in Cost of sales.

(15)	We recognized a pre-tax loss of approximately $125 million ($79 million after-tax) related to a mark-to-market loss incurred during the quarter on contracts associated with the Sithe Independence power tolling arrangement. This loss is included in Cost of sales.

(16)	We recognized a pre-tax loss of approximately $50 million ($32 million after-tax) associated with legal charges. This loss is included in General and administrative expenses.

(17)	We recognized a pre-tax loss of approximately $30 million ($19 million after-tax) for a settlement agreement reached with Kroger related to four power supply agreements. This loss is included in Cost of sales.

(18)	We recognized a pre-tax charge of approximately $20 million ($13 million after-tax) related to the acceleration of unamortized financing costs and the settlement value of the associated interest rate hedge instruments as part of our August 2003 refinancings and a pre-tax charge of approximately $4 million ($3 million after-tax) related to the acceleration of unamortized financing costs as part of our early payment in April 2003 of the Renaissance and Rolling Hills credit facility. These charges are included in Interest expense.

(19)	We recognized a pre-tax gain of approximately $12 million ($8 million after-tax) on the sale of our ownership interest in Hackberry LNG Terminal LLC. This gain is included in Gain (loss) on sale of assets, net.

(20)	We reflected the rescission of EITF Issue 98-10 effective January 1, 2003 as a cumulative effect of a change in accounting principle. The net impact was a pre-tax benefit of $33 million ($21 million after-tax). We also adopted SFAS No. 143 effective January 1, 2003, and recognized a pre-tax benefit of $54 million ($34 million after-tax) associated with its implementation.

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DYNEGY INC.

QUANTIFICATION OF EFFECTS OF RESTATEMENT ITEM

(UNAUDITED) (IN MILLIONS)

The following schedule summarizes the effects of the restatement item described in this press release on the Company's previously reported net income for the three-month periods ended March 31 and June 30, 2004 and the six-month period ended June 30, 2004. This schedule, which has not been audited, reflects the effects of the restatement of the Company's previously disclosed goodwill impairment charge associated with the sale of Illinois Power Company. Following completion by the Company of its income tax review initiative, further restatements of the Company's financial results for these periods may be made, some of which could be material. Please read the Introductory Note to these financial statement schedules for further discussion of these restatement items.

	Three Months Ended		Six Months Ended
	March 31, 2004	June 30, 2004	June 30, 2004
Impairment and other charges as originally reported (1)	$(10)	$(44)	$(54)
Adjustment	(6)	(20)	(26)

Restated impairment and other charges	$(16)	$(64)	$(80)

Income tax benefit (expense) as originally reported (1)	$27	$(17)	$10
Adjustment	2	18	20

Restated income tax benefit (expense)	$29	$1	$30

Net income as originally reported (1)	$74	$10	$84
Adjustment	(4)	(2)	(6)

Restated net income	$70	$8	$78

(1)	As previously reported in Form 10-Qs for the applicable periods.

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DYNEGY INC.

SUMMARY CASH FLOW INFORMATION

(UNAUDITED) (IN MILLIONS)

	Nine Months Ended September 30, 2004
	GEN	NGL	REG	CRM	OTHER	Total
Cash Flow from Operations	$351	$194	$213	$(179)	$(459)	$120
Capital Expenditures	(78)	(41)	(92)	—	(10)	(221)
Proceeds from Asset Sales	245	65	217	—	—	527

Free Cash Flow (1)	$518	$218	$338	$(179)	$(469)	$426

	Nine Months Ended September 30, 2003
	GEN	NGL	REG	CRM	OTHER	Total
Cash Flow from Operations	$315	$156	$85	$600	$(222)	$934
Capital Expenditures	(117)	(36)	(101)	—	(5)	(259)
Proceeds from Asset Sales	44	23	—	—	(10)	57

Free Cash Flow (1)	$242	$143	$(16)	$600	$(237)	$732

(1)	Free cash flow is a non-GAAP financial measure. Free cash flow consists of cash flows from operations less capital expenditures, adjusted for proceeds from asset sales. We use free cash flow to measure the cash generating ability of our operating asset-based energy businesses relative to their capital expenditure obligations. Free cash flow should not be used in lieu of GAAP measures with respect to cash flows and should not be interpreted as available for discretionary expenditures, as mandatory expenditures such as debt obligations are not deducted from the measure. A reconciliation of free cash flow to cash flow from operations by segment for the periods presented is included above.

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DYNEGY INC.

OPERATING DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
GEN
Million Megawatt Hours Generated - Gross	9.6	11.2	29.3	29.8
Million Megawatt Hours Generated - Net	9.1	10.5	27.8	28.2
Average Natural Gas Price - Henry Hub ($/MMBtu) (1)	$5.49	$4.88	$5.73	$5.35
Average On-Peak Market Power Prices ($/MWh):
Cinergy	$43	$39	$43	$41
Commonwealth Edison (NI Hub)	$41	$39	$42	$40
Southern	$50	$44	$49	$44
New York - Zone G	$57	$61	$61	$65
ERCOT	$50	$43	$47	$47
SP-15	$57	$54	$53	$53
NGL
Field Plant Gross NGL Production (MBbls/d)	58.9	61.5	57.6	59.2
Straddle Plant Gross NGL Production (MBbls/d)	29.6	23.4	25.7	25.6

Total Gross NGL Production	88.5	84.9	83.3	84.8

Natural Gas (Residue) Sales (BBtu/d)	190.7	159.5	185.2	167.3
Natural Gas Field Plant Inlet Volumes (MMCFD)	545.8	617.7	549.4	589.1
Natural Gas Straddle Plant Inlet Volumes (MMCFD)	1,249.9	872.4	968.8	1,153.4

Total Natural Gas Inlet Volumes	1,795.7	1,490.1	1,518.2	1,742.5

Fractionation Volumes (MBbls/d)	257.2	186.8	218.6	183.5
Natural Gas Liquids Sold (MBbls/d)	290.4	276.1	281.4	305.0
Average Commodity Prices:
Crude Oil - WTI ($/Bbl)	$42.22	$30.45	$38.51	$31.38
Natural Gas - Henry Hub ($/MMBtu) (2)	$5.76	$4.97	$5.81	$5.65
Natural Gas Liquids ($/Gal)	$0.75	$0.51	$0.67	$0.54
Fractionation Spread ($/MMBtu) - daily	$2.93	$0.95	$1.84	$0.61
REG
Electric Sales in KWH (Millions):
Residential	1,592	1,766	4,182	4,197
Commercial	1,217	1,208	3,389	3,318
Industrial	1,168	1,561	3,859	4,614
Transportation of Customer-Owned Electricity	975	642	2,407	1,792
Other	99	105	287	292

Total Electricity Delivered	5,051	5,282	14,124	14,213

Gas Sales in Therms (Millions):
Residential	20	18	214	238
Commercial	11	10	85	98
Industrial	11	16	40	57
Transportation of Customer-Owned Gas	46	48	171	170

Total Gas Delivered	88	92	510	563

Cooling Degree Days - Actual	559	773	932	971
Cooling Degree Days - 10 year rolling average	862	850	1,236	1,214
Heating Degree Days - Actual	49	88	3,145	3,492
Heating Degree Days - 10 year rolling average	59	—	3,190	3,018

(1)	Calculated as the average of the daily gas prices for the period.
(2)	Calculated as the average of the first of the month prices for the period.

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DYNEGY INC.

2004 GUIDANCE ESTIMATES - EARNINGS PER SHARE (1)

(IN MILLIONS)

	GEN	NGL	REG	CRM	OTHER	Total
EBITDA (2)	$545-555	$375-385	$170	$(5)-0	$(200-195)	$885-905
Depreciation and Amortization	(195)	(90)	(10)	—	(30)	(325)
Interest Expense						(485)
Income Tax Benefit						28
Discontinued Operations, net of tax						(6)
Preferred stock dividends						(22)

Net Income						$75-95

Basic Earnings per Share						$0.20-0.25

2004 GUIDANCE ESTIMATES - CASH FLOW (1)
(IN MILLIONS)

	GEN	NGL	REG	CRM	OTHER	Total
Cash Flow from Operations	$375-385	$275-285	$215	$(235-230)	$(550-545)	$80-110
Capital Expenditures	(145)	(60)	(90)	—	(15)	(310)
Asset Sales	260	100	215	—	—	575

Free Cash Flow (3)	$490-500	$315-325	$340	$(235-230)	$(565-560)	$345-375

(1)	Estimates are provided as a guide for forecasted 2004 consolidated results on an as-reported GAAP basis. Forecasted segment results are intended to reflect management's estimate of the breakdown of its consolidated results and are subject to change. Estimates do not incorporate assumptions for potential items such as legal settlements, tolling settlements, capital-raising activities or other restructuring events.

(2)	EBITDA is a non-GAAP financial measure. EBITDA consists of Operating income (loss) plus Depreciation and amortization expense; Earnings from unconsolidated investments; Accumulated distributions associated with trust preferred securities; Other income and expense, net; Income (loss) from discontinued operations (pre-tax) and Cumulative effect of change in accounting principles (pre-tax). Management and some members of the investment community utilize EBITDA to measure financial performance on an ongoing basis. However, EBITDA should not be used in lieu of GAAP measures such as net income and cash flow from operations.

(3)	Free cash flow is a non-GAAP financial measure. Free cash flow consists of cash flows from operations less capital expenditures, adjusted for proceeds from asset sales. We use free cash flow to measure the cash generating ability of our operating asset-based energy businesses relative to their capital expenditure obligations. Free cash flow should not be used in lieu of GAAP measures with respect to cash flows and should not be interpreted as available for discretionary expenditures, as mandatory expenditures such as debt obligations are not deducted from the measure. A reconciliation of free cash flow to cash flow from operations by segment for the periods presented is included above.

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